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                                                                       EXHIBIT 6


            JOE FRANKLIN SANDERSON, JR. AND WILLIAM RAMON SANDERSON,
          NOT INDIVIDUALLY BUT SOLELY AS CO-EXECUTORS OF THE ESTATE OF
                        JOE FRANKLIN SANDERSON, DECEASED

                      SECOND AMENDMENT TO CREDIT AGREEMENT


Harris Trust and Savings Bank
Chicago, Illinois

The Lenders from time to time parties hereto

SunTrust Bank (formerly known as
     SunTrust Bank, Atlanta)
Atlanta, Georgia

Ladies and Gentlemen:

         Reference is hereby made to that certain Credit Agreement dated as of March 21, 2000, as amended (the "Credit Agreement"), among the undersigned, JOE FRANKLIN SANDERSON, JR. AND WILLIAM RAMON SANDERSON, not individually but solely as co-executors of the estate of Joe Franklin Sanderson, Deceased (the "Borrower"), you (the "Banks") and Harris Trust and Savings Bank, as agent for the Banks (the "Agent"). All defined terms used herein shall have the same meaning as in the Credit Agreement unless otherwise defined herein.

         The Borrower has requested that the Banks amend the Credit Agreement to remove the mortgage on certain property located in Mississippi and commonly known as the Pine Lane Ranch from the Collateral and the Banks are willing to do so in the manner and on the terms and conditions set forth herein.

          1.    AMENDMENTS.

         Upon satisfaction of all of the conditions precedent set forth in
Section 2 hereof, the Credit Agreement shall be amended as follows:

         1.1. Section 2.2 of the Credit Agreement shall be amended to read as follows:

                  "Section 2.2. Under Margin - Additional Pledge. If for any reason, including a decline in the Market Value of the Securities, the ratio (the "Loan-to-Value Ratio") of (i) the remainder of (x) the unpaid principal amount of the Term Loans, minus (y) the sum of (A) the amount of any Cash Collateral provided to the Agent and securing the obligations of the Borrower with respect to the principal of the Term Loans, and (B) if an SFI Guaranty has been executed and delivered and is in effect, the principal amount of the Term Loans guaranteed by Sanderson Farms, Inc. pursuant to such SFI Guaranty, to the Market Value of the Securities, exceeds 60%, the Borrower will notify the Agent that the Borrower is under margin. Within five Business Days of the giving of any such notice to the Agent, the Borrower will cause the Loan-to-Value Ratio to be reduced to 50% by either (i) with the consent of the Agent, making a payment on the Term Loans in the amount of the shortfall, or


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         (ii) pledging to the Agent for the benefit of the Banks additional
         Collateral that is acceptable to the Agent in its sole discretion exercised in a commercially reasonable manner. It is acknowledged by the Banks that the common stock of Sanderson Farms, Inc. and cash or cash equivalents are acceptable Collateral. "Market Value" means, to the extent quotations are available, the closing sale price of the Securities on the preceding Business Day as appearing on any regularly published reporting or quotation service or, if there is no closing sale price, any reasonable estimate used by the Borrower or the Agent in accordance with sound banking practices; provided, however, that any equity Securities having a closing sale price of less than $5 per share or unit shall be deemed to have a Market Value of zero dollars ($0)."

         1.2. Section 4 of the Credit Agreement shall be amended by deleting therefrom the definitions of the terms "Loan Value of Pine Lane Ranch," "Partnership" and "Pine Lane Ranch Mortgage."

         1.3. The first paragraph of Section 7.10 of the Credit Agreement shall be amended to read as follows:

                  "The Borrower shall not, without the Banks' prior written consent, distribute or transfer without receipt of fair market value consideration any shares of the common stock of Sanderson Farms, Inc. held by the Borrower or all or a substantial part of the Borrower's other assets; provided, however, that if (a) no Potential Default or Event of Default has occurred and is continuing or would exist immediately after the distribution, (b) after giving effect to the distribution the Borrower's Net Worth (as defined below) is not less than $2,500,000, and (c) after giving effect to the distribution the Loan to Value Ratio (determined without regard to the amount of any SFI Guaranty that may be in effect) does not exceed 25%, the Borrower may during the term of this Agreement distribute to the legatees of the Estate not more than (x) 200,000 shares of the common stock of Sanderson Farms, Inc. (or an equivalent amount of cash based on the Market Value on the Business Day immediately preceding the distribution, or any combination of cash and shares) in the calendar year 2000 and 100,000 shares of the common stock of Sanderson Farms, Inc. (or an equivalent amount of cash or any combination of shares and cash) in each calendar year thereafter, and (y) in each calendar year after the year 2000 the shares of the common stock of Sanderson Farms, Inc. (or an equivalent amount of cash or any combination of shares and cash) which were (or would have been had the conditions of clauses (a),
         (b) and (c) been satisfied) permitted to be distributed under clause
         (x) above and which were not distributed during the period specified in clause (x); provided further, however, that if after giving effect to any distribution permitted hereby the Loan to Value Ratio (determined without regard to the amount of any SFI Guaranty that is in effect) shall be less than 15% but equal to or greater than 5% the Borrower may distribute an additional 100,000 shares of the common stock of Sanderson Farms, Inc. (or an equivalent amount of cash or any combination of shares and cash) and if after giving effect to any distribution permitted hereby the Loan to Value Ratio (determined without regard to the amount of any SFI Guaranty that is in effect) shall be less than 5% the Borrower may distribute an additional 400,000 shares of the common stock of Sanderson Farms, Inc. (or an equivalent amount of cash or any combination of shares and cash; provided further, however, that in no event shall the aggregate number of shares of common stock of Sanderson Farms, Inc. distributed pursuant to this
         Section 7.10 exceed 700,000 shares (or an equivalent amount of cash or any combination of shares and cash) during the entire term of

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         this Agreement. At least one Business Day prior to any distribution permitted under this paragraph the Borrower shall deliver to the Agent a written verification of the Borrower's Net Worth, in form and content acceptable to the Agent and as of the date not more than 30 days prior to the date of delivery, together with a projection of the Borrower's Net Worth and a calculation of the Loan to Value Ratio immediately after the proposed distribution."

         1.4. Section 8.1 of the Credit Agreement shall be amended by replacing the "; or" appearing at the end of subsection (k) thereof with a period and by deleting subsection (l) thereof.

         1.5. The Banks hereby authorize and direct the Agent to release all liens and security interests granted to it for the benefit of the Banks pursuant to the Pine Lane Ranch Mortgage (as defined in the Credit Agreement before giving effect to this Amendment) and in furtherance thereof to execute and deliver to the Borrower such releases, terminations and other instruments and documents as may be necessary to effect such release.

         2. CONDITIONS PRECEDENT.

         The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

         2.1. The Borrower, the Agent and each of the Banks shall have executed this Amendment.

         3. REPRESENTATIONS AND WARRANTIES.

         3.1. Each of the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct.

         3.2. The Borrower is in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default has occurred and is continuing thereunder or shall result after giving effect to this Amendment.

         4. MISCELLANEOUS.

         4.1. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, or any communication issued or made pursuant to or with respect to the Credit Agreement or the Notes, any reference to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

         4.2. This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

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         Upon acceptance hereof by the Agent and the Banks in the manner hereinafter set forth, this Amendment shall be a contract between us for the purposes hereinabove set forth.

         Dated as of July 5, 2001.



                             /s/Joe Franklin Sanderson, Jr.
                             JOE FRANKLIN SANDERSON, JR., AS CO-EXECUTOR
                             OF THE ESTATE OF JOE FRANKLIN SANDERSON,
                             DECEASED, AND NOT IN HIS INDIVIDUAL CAPACITY



                             /s/William Ramon Sanderson
                             WILLIAM RAMON SANDERSON, AS CO-EXECUTOR
                             OF THE ESTATE OF JOE FRANKLIN SANDERSON,
                             DECEASED, AND NOT IN HIS INDIVIDUAL CAPACITY

         Accepted and agreed to as of the day and year last above written.


                             HARRIS TRUST AND SAVINGS BANK
                                individually and as Agent


                             By /s/ Curtis Flammini
                               --------------------------------------------
                               Its Vice President


                             SUNTRUST BANK


                             By /s/ Hugh E. Brown
                               ---------------------------------------------
                               Its Vice President
                                  ------------------------------------------


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